Exhibit 99.2

To: Mr. Eddie Cheung and Mr. Ji Yang,

RE: Man Shing Agricultural Holdings, Inc.

Our firm is engaged by Man Shing Agricultural Holdings, Inc (“Man Shing”) to respond on its behalf to your letter of resignation.

Man Shing regrets deeply to have received your letter of resignation but has to accept it.  Man Shing does not agree to the characterization of the three matters causing the Board unable to function effectively and exposing the Board members to significant personal risk, as such characterization is completely contrary to facts.

As directed by Man Shing, hereby state and point out:

(1)           Man Shing has been taking seriously, and paying close attention to, the matter regarding the claims against Weifang Xinsheng Food Co., Ltd. for service fees by Excel Linker Capital (Asia) Ltd. (“Excel Linker”) through Patrick Mak & Tse, Solicitors, and has been taking actions to respond.  Man Shing further has engaged our firm to issue this response letter pointing out that, as Excel Linker did not fulfill its obligations under the Service Agreement by successfully bringing in investors for investment and/or such financing has not been consummated at all or the transaction procedures have not been completed, it has no right to receive service fees pursuant to the Service Agreement.  Further, Excel Linker’s registration in Hong Kong was deregistered and Excel Linker was dissolved on November 13, 2009; therefore its allegation is completely without merit and groundless.

(2)           Regarding the wiring out of US$1,100,000.00, it was done based on actual need and on the general premise of protecting Man Shing’s interest and it was a corresponding action taken when Man Shing received the investor’s request; and it was made known to Mr. Cheung after Man Shing’s Mr. Liu received the request notice (Mr. Eddie Cheung was copied on the notice) issued by the investor on December 7, 2010.  Further, Mr. Liu has been trying, unsuccessfully, to get into contact with Mr. Cheung since November 2010, during which time Mr. Cheung has not been fulfilling his duties as a Director and as Chief Executive Officer, refusing to receive phone calls or e-mails and paying no attention to Man Shing’s operations.  It is not until December 5, 2010, through Mr. Liu’s arrangement to have his colleague in China to go to Hong Kong to find Mr. Cheung, that Mr. Cheung was found; thereafter, Mr. Liu has made several attempts to call Mr. Cheung and was not able to reach him.  Therefore, your allegations that some board members were not aware of this matter and that Mr. Liu handled the wiring out mentioned above are contrary to the facts.

(3)           Man Shing has been taking seriously and handling the issue of directors’ remuneration, and your allegation that remuneration were in arrears is completely groundless and unreasonable.

As stated above, Man Shing accepts your resignation but solemnly state and point out that there is no legal ground nor any right in your resignation to pursue or file claims against Man Shing and that Man Shing has no liabilities, or no instances of arrears on the part of Man Shing, arising from your resignation.

Finally, Man Shing reserves the right to take legal action regarding your resignation and your failure to perform your duties as Directors and as Chief Executive Officer.

Sincerely,

/s/ Yu & associates, Solictors
Yu & Associates, Solicitors
December 22, 2010